Exhibit 99.5

FOR IMMEDIATE RELEASE

EDGEN EXPANDS PRESENCE THROUGHOUT

THE AMERICAS WITH ITS ACQUISITION OF

MURRAY INTERNATIONAL METALS, INC.

Baton Rouge, LA—December 21, 2005 (Business Wire)—Edgen Corporation (“Edgen”) announced today it has completed its previously announced acquisition of Murray International Metals, Inc. (“MIM US”) for an approximate purchase price of $21.1 million.

Dan O’Leary, Chief Executive Officer of Edgen, stated, “This acquisition has immediately expanded our specialty carbon steel product offering to include high yield pipe, plate and structural sections to the upstream oil and gas industry and provides us with experienced and exceptional sales, marketing and customer service personnel.”

“Along with our acquisition of Western Flow Products, Inc. in July 2005, which increased our presence in the growing western Canadian marketplace, this MIM US acquisition positions us as a major distributor of specialty steel products for the oil and gas, process and power generation industries throughout the Americas,” commented Mr. O’Leary.

About Edgen Corporation

Edgen is a leading global distributor of specialty steel pipe, fittings and pipe components for use in niche applications, primarily in the oil and gas, processing and power generation industries. The products Edgen distributes are highly specialized and are used in environments that require high performance characteristics, such as the ability to withstand highly corrosive or abrasive materials, extremely high or low temperatures, or high-pressure. These products are principally used in maintenance and repair projects as well as expansions of infrastructure and development projects. Edgen operates in 18 locations, including 16 in the United States, and two in Canada. Additional information may be obtained from Edgen’s website at www.edgencorp.com.

Forward-Looking Statements: This press release contains forward-looking statements. The forward-looking statements are based on Edgen’s current expectations and beliefs concerning future developments and their potential effects on Edgen. There can be no assurance that future developments affecting Edgen will be those anticipated by Edgen. These forward-looking statements involve a number of risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made to differ include Edgen’s ability to successfully integrate the operations of MIM US into Edgen’s operations. Other important factors are discussed under the caption “Forward-Looking Statements” in Edgen’s registration statement on Form S-4 (File No. 333-124543) filed on June 14, 2005 and in subsequent filings with the

Securities and Exchange Commission made prior to or after the date hereof. Edgen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Edgen Corporation, Baton Rouge, LA

David L. Laxton, III, 225-756-9868